Exhibit 99.1

News For Immediate Release

Memorial Production Partners LP Announces First Quarter 2015 Results

HOUSTON, TEXAS, May 6, 2015—Memorial Production Partners LP (NASDAQ: MEMP) announced today its operating and financial results for the three months ended March 31, 2015.

Key First Quarter 2015 Highlights(1):

•	Average daily production increased 35% to 252.2 MMcfe for the first quarter 2015, compared to 186.8 MMcfe for the first quarter 2014 and increased 1% compared to 250.9 MMcfe for the fourth quarter 2014.

•	Adjusted EBITDA (2) increased 39% to $86.4 million for the first quarter 2015, compared to $62.0 million for the first quarter 2014 and decreased 8% compared to $93.8 million for the fourth quarter 2014.

•	Total lease operating expenses decreased 1% to $1.78 per Mcfe for the first quarter 2015, compared to $1.79 per Mcfe for the first quarter 2014 and decreased 7% compared to $1.92 per Mcfe for the fourth quarter 2014.

•	Completed transaction with Memorial Resource Development Corp. (MRD) whereby MEMP acquired properties primarily in its core area of East Texas in exchange for properties in North Louisiana and cash consideration of approximately $78 million.

•	Maintained first quarter cash distribution of $0.55 per unit, or $2.20 per unit on an annualized basis, which represents a 16% increase over the annualized minimum quarterly distribution of $1.90 per unit.

•	Strengthened commodity hedge portfolio, with 85% of current expected natural gas production hedged through year-end 2015 and approximately 81% hedged in 2016 and 2017 (77% hedged through 2019) and 86% of current expected crude oil production hedged through year-end 2015 and approximately 90% hedged in 2016 and 2017 (82% hedged through 2019).

“Despite severely reduced commodity prices throughout the quarter, MEMP had several positives – production growth quarter over quarter that exceeded our plan, meaningful operating and capital cost reductions across all of our basins, and an accretive drop down transaction with our parent, MRD,” said John Weinzierl, Chairman and Chief Executive Officer of Memorial Production Partners GP LLC, the general partner of MEMP.

“Given the positive operational trends that we have seen in the field, our robust hedge portfolio and significant liquidity under our revolving credit facility, we believe we are positioned well to weather current market conditions as well as selectively pursue acquisitions,” said William J. (Bill) Scarff, President of the general partner of MEMP. “However, we will continue to evaluate these trends along with all other aspects of the business, including commodity prices, to ensure we deliver sustainable, stable distributions for the long term.”

Review of First Quarter 2015(1)

•	Average daily production increased 35% to 252.2 MMcfe for the first quarter 2015, compared to 186.8 MMcfe for the first quarter 2014.

•	Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $91.9 million in the first quarter of 2015, compared to $116.0 million in the first quarter of 2014. Revenues were negatively impacted by significant declines in commodity prices, particularly NGL pricing in the Rockies and East Texas.

On an Mcfe basis, crude oil, natural gas and NGLs represented 27%, 55% and 18%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 48%, 39% and 13%, respectively, of total oil and natural gas revenues.

•	Average realized prices, excluding commodity derivatives settlements:

Three Months Ended	1Q 2015	1Q 2014	% Increase/(Decrease)
Oil (per Bbl)	$43.34	$92.29	(53)
Natural gas (per Mcf)	$2.87	$5.05	(43)
NGL (per Bbl)	$17.34	$35.12	(51)

Total per (Mcfe)	$4.05	$6.90	(41)

•	Averaged realized prices, including commodity derivatives settlements, were $6.70 per Mcfe in the first quarter of 2015, compared to $6.42 per Mcfe in the first quarter of 2014.

•	Adjusted EBITDA(2) increased 39% to $86.4 million for the first quarter 2015, compared to $62.0 million for the first quarter of 2014. The increase was primarily due to drilling results in East Texas and increased volumes from third party acquisitions.

•	Distributable cash flow(2) available to limited partners was $33.9 million for the first quarter of 2015, compared to $23.4 million for the first quarter of 2014.

•	Total lease operating expenses were $1.78 per Mcfe in the first quarter of 2015 compared to $1.79 per Mcfe in the first quarter of 2014. During the first quarter of 2015 and compared to the fourth quarter of 2014, lease operating expenses declined across all of MEMP’s properties.

•	Total gathering, processing and transportation fees were $0.36 per Mcfe in the first quarter of 2015 compared to $0.33 per Mcfe in the first quarter of 2014. Previously, MEMP’s realized pricing varied from NYMEX due to revenue deductions for the net costs of gathering, processing and transportation and regional basis differentials. Beginning in the first quarter 2015, MEMP will report gathering, processing and transportation charges as a separate expense line item.

Revenue deducts by commodity:

Three Months Ended	1Q 2015	1Q 2014	% Increase/ (Decrease)
Oil (per Bbl)	$0.19	$0.05	280
Natural gas (per Mcf)	$0.48	$0.35	37
NGL (per Bbl)	$2.83	$2.71	4

Total per (Mcfe)	$0.36	$0.33	9

•	Production and ad valorem taxes were $0.29 per Mcfe in the first quarter of 2015 compared to $0.36 per Mcfe in the first quarter of 2014. The decrease was primarily due to lower realized commodity prices and refunds associated with high cost gas exemptions.

•	General and administrative expenses (“G&A”) were $14.5 million for the first quarter of 2015 compared to $10.7 million for the first quarter of 2014. The $14.5 million included $2.3 million of non-cash unit-based compensation expense and $1.3 million of acquisition related costs. G&A expenses in the first quarter of 2015 were higher due to 2014 year-end related costs and front-loaded IT expenses.

•	Gains of $145.5 million on commodity derivatives were recorded during the first quarter of 2015, which included cash settlements received on expired commodity derivatives of $60.1 million. Total hedged production in the first quarter of 2015 was 18.0 Bcfe, or 79% of first quarter production of 22.7 Bcfe, at an average hedge price of $8.15 per Mcfe.

•	Non-cash impairment charges for the first quarter of 2015 were $251.3 million due to significant declines in commodity prices related to certain proved oil and natural gas properties located in certain fields in East Texas and the Rockies.

•	Net interest expense was $28.8 million during the first quarter of 2015, including $1.9 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

•	Total capital expenditures for the first quarter of 2015 were $68.6 million, including maintenance capital expenditures of $26.5 million.

Hedging Summary

Consistent with its hedging policy, MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2015 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s expected production covered by commodity derivative contracts and the average fixed or floor prices at which that production is hedged. Targeted average net production estimate represents the mid-point of the annual production range in MEMP’s 2015 full year guidance. All of MEMP’s hedges are costless, fixed-price swaps and collars.

Hedge Summary

	Year Ending December 31,
	2015	2016	2017	2018	2019
Natural Gas Derivative Contracts:
Total weighted-average fixed/floor price	$4.15	$4.14	$4.06	$4.18	$4.31
Percent of 2015 expected remaining production hedged	85%	84%	78%	72%	66%
Crude Oil Derivative Contracts:
Total weighted-average fixed/floor price	$91.14	$86.87	$84.70	$83.74	$85.52
Percent of 2015 expected remaining production hedged	86%	86%	93%	96%	49%
Natural Gas Liquids Derivative Contracts:
Total weighted-average fixed/floor price	$42.30	$40.36	$37.55	—	—
Percent of 2015 expected remaining production hedged	79%	59%	16%	—	—
Total Derivative Contracts:
Total weighted-average fixed/floor price	$7.51	$7.33	$7.52	$7.89	$6.84
Percent of 2015 expected remaining production hedged	84%	79%	69%	63%	48%

Additional information regarding MEMP’s hedging summary as of May 6, 2015 can be found on its website, www.memorialpp.com, under the Investor Relations section.

Financial Update

In March 2015, as part of its regularly scheduled semi-annual redetermination, the borrowing base under MEMP’s revolving credit facility was decreased from $1.44 billion to $1.30 billion. The decrease was primarily the result of sustained low commodity prices. As of April 30, 2015, MEMP had total debt outstanding of approximately $1.8 billion, which included $1.2 billion of senior notes and $613 million under its revolving credit facility. The revolving credit facility had $682 million of availability (including $4.8 million in letters of credit), which management believes will provide the financial flexibility to continue pursuing MEMP’s acquisition growth strategy.

First Quarter 2015 Cash Distribution

As announced on April 27, 2015, the board of directors of MEMP’s general partner declared a cash distribution of $0.55 per unit for the first quarter of 2015. This distribution represents an annualized rate of $2.20 per unit. The distribution is expected to be paid on May 13, 2015 to unitholders of record as of the close of business on May 6, 2015.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which MEMP expects to file with the SEC on or before May 8, 2015.

Conference Call

MEMP will host an investor conference call today at 10:00 a.m. Central Time to discuss these operating and financial results. Interested parties may join the webcast by visiting MEMP’s website www.memorialpp.com and clicking on the webcast link or by dialing (844) 735-9435 at least 15 minutes before the call begins and providing the passcode 29602745. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MEMP’s website www.memorialpp.com or by dialing (855) 859-2056 and providing the passcode 29602745.

(1)	In accordance with U.S. GAAP, acquisitions from certain affiliates of MEMP, including Memorial Resource Development Corp., its predecessor, and certain funds controlled by Natural Gas Partners, are considered transactions between entities under common control; therefore, the comparison of results for the first quarter of 2015, fourth quarter of 2014 and first quarter of 2014, along with the selected financial data below and the financial statements to be filed in MEMP’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, are presented as if MEMP had owned the assets for all periods presented on a combined basis.
(2)	Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures. Please see the reconciliation to the most comparable measure calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “may,” “should,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology often identify forward-looking statements. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative contracts; cash settlements received on commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts; cash settlements paid on commodity derivative instruments; gains on sale of assets and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) the financial performance of its assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash flows provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and estimated maintenance capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Selected Operating and Financial Data

Memorial Production Partners LP
Selected Financial Data – Unaudited
Statement of Operations Data

	Three Months Ended
(In thousands, except per unit data)	1Q 2015	4Q 2014	1Q 2014
Revenues:
Oil & natural gas sales	$91,949	$137,895	$115,977
Pipeline tariff income and other	869	794	908

Total revenues	$92,818	$138,689	$116,885

Costs and expenses:
Lease operating	40,478	44,207	30,120
Gathering, processing, and transportation	8,220	8,808	5,563
Pipeline operating	446	472	489
Exploration costs	90	2,498	6
Production and ad valorem taxes	6,655	8,659	6,011
Depreciation, depletion, and amortization	51,266	56,791	32,550
Impairment of proved oil and natural gas properties	251,347	340,359	—
General and administrative	14,511	14,944	10,740
Accretion of asset retirement obligations	1,634	1,561	1,391
(Gain) loss on commodity derivative instruments	(145,459)	(520,964)	46,766
Other, net	—	—	(12)

Total costs and expenses	229,188	(42,665)	133,624

Operating income	(136,370)	181,354	(16,739)
Other income (expense):
Interest expense, net	(28,818)	(22,977)	(16,078)
Other income (expense)	160	(656)	—

Total other income (expense)	(28,658)	(23,633)	(16,078)

Income (loss) before income taxes	(165,028)	157,721	(32,817)
Income tax benefit (expense)	2,370	1,118	(75)

Net income (loss)	(162,658)	158,839	(32,892)
Net income (loss) attributable to noncontrolling interest	159	(161)	55

Net income (loss) attributable to Memorial Production Partners LP	$(162,817)	$159,000	$(32,947)

Limited partners’ interest in net income:
Net income (loss) attributable to Memorial Production Partners LP	$(162,817)	$159,000	$(32,947)
Net (income) loss allocated to previous owners	2,268	4,277	(1,165)
Net (income) loss allocated to general partner	166	(163)	34
Net (income) loss allocated to general partner IDRs	(28)	(24)	(20)
Net (income) loss allocated to NGP IDRs	(28)	(24)	(20)

Limited partners’ interest in net income	$(160,439)	$163,066	$(34,118)

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(1.90)	$1.88	$(0.56)

Cash distribution declared per unit	$0.55	$0.55	$0.55

Weighted average number of limited partner units outstanding	84,339	86,596	61,251

Oil and natural gas revenue:
Oil sales	$44,253	$70,973	$42,746
NGL sales	12,123	19,631	17,279
Natural gas sales	35,573	47,291	55,952

Total oil and natural gas revenue	$91,949	$137,895	$115,977

Production volumes:
Oil (MBbls)	1,021	1,044	463
NGLs (MBbls)	699	720	492
Natural gas (MMcf)	12,381	12,491	11,084

Total (MMcfe)	22,698	23,076	16,815

Average net production (MMcfe/d)	252.2	250.9	186.8

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$43.34	$67.96	$92.29
NGL (per Bbl)	17.34	27.27	35.12
Natural gas (per Mcf)	2.87	3.79	5.05

Total per (Mcfe)	$4.05	$5.98	$6.90

Average sales price (including commodity derivatives):
Oil (per Bbl)	$80.96	$86.54	$86.48
NGL (per Bbl)	31.23	34.75	31.73
Natural gas (per Mcf)	3.85	4.08	4.72

Total per (Mcfe)	$6.70	$7.21	$6.42

Average unit costs per Mcfe:
Lease operating expense	$1.78	$1.92	$1.79
Gathering, processing and transportation	$0.36	$0.38	$0.33
Production and ad valorem taxes	$0.29	$0.38	$0.36
General and administrative expenses	$0.64	$0.65	$0.64
Depletion, depreciation, and amortization	$2.26	$2.46	$1.94

Selected Financial Data – Unaudited
Balance Sheet Data

(In thousands)	March 31, 2015		December 31, 2014
Balance Sheet Data:
Total current assets	$309,249		$307,105
Property and equipment, net	2,250,284		2,470,332
Total assets	3,051,190		3,189,760
Total current liabilities	161,793		154,391
Long-term debt	1,754,045		1,595,413
Total liabilities	2,035,284		1,893,446
Total previous owner and partners’ equity	1,010,187		1,290,754
Total non-controlling interest	5,719		5,560

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Adjusted EBITDA

	Three Months Ended
(In thousands)	1Q 2015	4Q 2014	1Q 2014
Calculation of Adjusted EBITDA:
Net income (loss)	$(162,658)	$158,839	$(32,892)
Interest expense, net	28,818	22,977	16,078
Income tax expense (benefit)	(2,370)	(1,118)	75
Depreciation, depletion and amortization	51,266	56,791	32,550
Impairment of oil and gas properties	251,347	340,359	—
Accretion of asset retirement obligations	1,634	1,561	1,391
(Gain) loss on commodity derivative instruments	(145,459)	(520,964)	46,766
Cash settlements received (paid) on expired commodity derivative instruments	60,124	28,521	(7,969)
Acquisition related expenses	1,299	451	1,894
Unit-based compensation expense	2,341	2,487	1,295
Non-cash loss on office lease	—	1,442	—
Provision for environmental remediation	—	—	2,852
Exploration costs	90	2,498	6

Adjusted EBITDA	$86,432	$93,844	$62,046

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA:
Net cash provided by operating activities	$71,963	$44,328	$54,805
Changes in working capital	(11,726)	24,328	(12,274)
Interest expense, net	28,818	22,977	16,078
Gain (loss) on interest rate derivative instruments	(2,441)	1,011	(315)
Cash settlements paid (received) on interest rate swaps	888	622	131
Acquisition related expenses	1,299	451	1,894
Amortization of premium/(discount) on senior notes	(599)	(613)	(367)
Amortization of deferred financing fees	(1,860)	(1,292)	(839)
Environmental reserve	—	—	2,852
Non-cash loss on office lease	—	1,442	—
Current income tax expense (benefit) portion	—	52	75
Exploration costs	90	538	6

Adjusted EBITDA	$86,432	$93,844	$62,046

Memorial Production Partners LP
Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures
Distributable Cash Flow

	Three Months Ended
(In thousands)	1Q 2015	4Q 2014	1Q 2014
Calculation of Adjusted EBITDA:
Net income (loss)	$(162,658)	$158,839	$(32,892)
Interest expense, net	28,818	22,977	16,078
Income tax expense (benefit)	(2,370)	(1,118)	75
Depreciation, depletion and amortization	51,266	56,791	32,550
Impairment of oil and gas properties	251,347	340,359	—
Accretion of asset retirement obligations	1,634	1,561	1,391
(Gain) loss on commodity derivative instruments	(145,459)	(520,964)	46,766
Cash settlements received (paid) on expired commodity derivative instruments	60,124	28,521	(7,969)
Acquisition related expenses	1,299	451	1,894
Unit-based compensation expense	2,341	2,487	1,295
Non-cash loss on office lease	—	1,442	—
Provision for environmental remediation	—	—	2,852
Exploration costs	90	2,498	6

Adjusted EBITDA	$86,432	93,844	62,046
Less: Cash interest expense	26,006	25,490	14,744
Less: Estimated maintenance capital expenditures	26,538	25,725	16,792
Less: Adjusted EBITDA prior to effective date of common control transactions	—	2,785	7,004

Total Distributable cash flow	$33,889	$39,844	$23,506
Less: Distribution to GP / IDRs	76	76	54
Less: Distribution to NGP / IDRs	28	28	20

Distributable cash flow available to Limited Partners	$33,785	$39,740	$23,432

Cash distribution to limited partners	$46,210	$46,131	$33,688

Distribution coverage ratio	0.73x	0.86x	0.70x

Contact

Memorial Production Partners LP

Ronnetta Eaton - Manager, Investor Relations

(713) 588-8350

ir@memorialpp.com